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                                                               November 14, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C. 20549


                      Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                        Columbia Service Partners, Inc.
                           12355 Sunrise Valley Drive
                                   Suite 300
                             Reston, VA 20191-3420

                               File No.  70-8775

Ladies and Gentlemen:

           In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the order of the Commission dated March 25, 1996, authorizing the financing transactions and business activities as more fully described in the Joint Application/Declaration, as amended (the "Application"), the undersigned hereby certifies to the Commission that:

                       Confidential treatment requested



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      Confidential treatment requested




                                         Very truly yours,

                                         COLUMBIA ENERGY SERVICES CORPORATION

                                         By: //s//J. W. Trost
                                            -----------------------------------
                                               J. W. Trost, Vice President



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                          Columbia Service Partners
                            Statement of Revenues
                   For the 3rd Qtr Ended September 30, 1997

                       Confidential treatment requested





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                          Columbia Service Partners
              Statement of Services Provided by Columbia LDC's
                   For the 3rd Qtr Ended September 30, 1997

                       Confidential treatment requested








                          Columbia Service Partners
        Statement of Services Paid for and Provided by Columbia LDC's
                   For the 3rd Qtr Ended September 30, 1997

                       Confidential treatment requested